UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2016

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 8.01.     Other Events.

On March 28, 2016, Apricus Biosciences, Inc. (the “Company”) announced top-line results from the Phase 2b proof-of-concept study of fispemifene in men with secondary hypogonadism and sexual dysfunction. This study was a randomized, double-blind, placebo-controlled study enrolling approximately 160 men to assess safety and tolerability, as well as the ability of fispemifene to improve the sexual function outcomes of erectile function and low libido compared to placebo in men with secondary hypogonadism.

While fispemifene at 450mg demonstrated statistically significant improvements in total, percent free and percent bioavailable testosterone compared to placebo (P < 0.0001 at both 4 and 8 weeks), the magnitude of the increase was not sufficient to achieve statistical significance for either the erectile function primary endpoint or low libido secondary endpoint. Erectile function was assessed using the International Index of Erectile Function erectile function domain (IIEF-EF) questionnaire and Sexual Encounter Profile (SEP) diaries and low libido/desire was assessed using the Psychosexual Daily Questionnaire (PDQ).

Fispemifene was generally well-tolerated, and no new or significant safety issues arose from this study. Rates of adverse events were similar between groups with the majority of adverse events being mild or moderate. There were no serious adverse events experienced on fispemifene and there were very few discontinuations. There were no elevations in testosterone above the normal range, and no concerns related to consistent increases in hemoglobin, hematocrit or prostate-specific antigen.

Based on these results, the Company plans to discontinue all development of fispemifene in symptomatic secondary hypogonadism, and focus its resources on its other pipeline assets. Specifically, the Company plans to focus on growing revenues for Vitaros® outside the United States, re-submitting a new drug application (“NDA”) for Vitaros in the United States by the end of the third quarter 2016 with the goal of receiving approval from the Food and Drug Administration (“FDA”) in 2017, and advancing RayVa™ with a Phase 2 clinical development program.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this report that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: the Company’s plans to discontinue all development of fispemifene in symptomatic secondary hypogonadism and focus its resources on its other pipeline assets, its plans to grow revenues for Vitaros® outside the United States, the timing of an NDA submission and regulatory approval of Vitaros within the United States, if any, and the Company’s development plans for RayVa™. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of the Company, including, but not limited to: the Company’s ability to receive feedback from the FDA on the development of RayVa and, based on such feedback, further develop RayVa for the treatment of Raynaud’s Phenomenon in patients with scleroderma, as well as the timing of such events; the Company’s ability to carry out further clinical studies for Vitaros, if required, and RayVa, as well as the timing and success of the results of such studies; the Company’s ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; the Company’s dependence on its commercial partners to carry out the commercial launch or grow sales of Vitaros in various territories and the potential for delays in the timing of commercial launches in additional countries; competition in the erectile dysfunction market and other markets in which the Company and its partners operate; the Company’s ability to obtain the requisite governmental approval for Vitaros or RayVa; the Company’s ability to remain in compliance with the terms and restrictions under the credit facility; and market conditions. These forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: March 28, 2016	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

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